Exhibit 99.1

Antero Resources Reports Third Quarter 2022 Results and Increases Share Repurchase Program by $1 Billion

Denver, Colorado, October 26, 2022—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its third quarter 2022 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Third Quarter 2022 Highlights Include:

•	Net production averaged 3.2 Bcfe/d, including 171 MBbl/d of liquids
•	Realized pre-hedge natural gas price of $8.69 per Mcf, a $0.49 per Mcf premium to NYMEX pricing
•	Realized C3+ NGL price of $50.61 per barrel, or 55% of WTI
•	Net income was $560 million, Adjusted Net Income was $531 million (Non-GAAP)
•	Adjusted EBITDAX was $878 million (Non-GAAP); net cash provided by operating activities was $1.1 billion
•	Free Cash Flow was $797 million (Non-GAAP)
•	Reduced total debt by $404 million during the quarter
•	Purchased $382 million of shares during the quarter
•	Net Debt at quarter end was $1.17 billion (Non-GAAP)
•	Net Debt to trailing last twelve month Adjusted EBITDAX declined to 0.4x (Non-GAAP)

Paul Rady, Chairman, Chief Executive Officer and President of Antero Resources commented, “Antero’s third quarter results reflect the Company’s core strengths that include access to premium priced markets through our firm transportation portfolio and low absolute debt. At a time when basis differentials are widening across the U.S., Antero’s differentiated strategy delivered a $0.49 per Mcf premium to NYMEX. Through our direct sales contracts along the LNG corridor, we anticipate our premium in basis pricing relative to NYMEX Henry Hub to increase further as additional LNG facilities are placed in service. Today’s balance sheet strength and a strong Free Cash Flow outlook will allow us to deliver significant capital returns to our shareholders in the quarters ahead.”

Mr. Rady continued, “We remain committed to maintaining our leadership position in ESG. Our 2021 ESG achievements highlight our continued focus on the communities where we live and operate, while keeping our workforce safe. We have made tremendous progress on our commitment to achieve Net Zero Scope 1 and 2 GHG emissions by 2025, already reducing our peer-leading GHG emissions by 36% since 2019. Our ability to provide lower carbon energy to both our communities at home and abroad, directly improves the health, safety and livelihood for people living in energy poverty.”

Michael Kennedy, Chief Financial Officer of Antero Resources said, “The $1 billion increase in our share repurchase authorization highlights the confidence we have in our business strategy and the significant Free Cash Flow that it generates.”

Mr. Kennedy added, “Since the start of our debt reduction program in the fourth quarter of 2019, we have reduced debt by $2.6 billion, including $400 million during the third quarter and almost $1 billion year to date. Because of this aggressive focus on debt reduction, we are now poised to return the majority of our Free Cash Flow to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

2022 Debt Reduction and Capital Return Program

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Total shares purchased (MM) (1)	10.5	21.5

Share purchases ($MM)	$382	$740
Absolute debt reduction ($MM)	$404	$953
Total debt reduction and capital return ($MM)	$786	$1,693

(1)	For the three and nine months ended September 30, 2022, the total number of shares purchased includes 0.03 million and 2.9 million shares, respectively, of Antero common stock related to satisfying tax withholding obligations incurred upon the vesting of restricted stock units and performance share units held by our employees.

Debt Reduction

As of September 30, 2022, Antero’s total debt was $1.17 billion. Net Debt to trailing twelve month Adjusted EBITDAX was 0.4x. During the third quarter, Antero reduced total debt by $404 million including a $62 million reduction in borrowings under the credit facility, the repurchase of $300 million aggregate principal amount of its 2026 and 2029 Senior Notes pursuant to its tender offer, the repurchase of $22 million aggregate principle amount of senior notes in the open market and the redemption of $20 million of its convertible debt.

Increased Share Repurchase Program

On October 25, 2022, Antero’s Board of Directors authorized a $1 billion increase in the Company’s share repurchase program to $2 billion. During the third quarter of 2022, Antero purchased 10.5 million shares at a weighted average price of $36.56 per share for $382 million. For the first nine months of 2022, Antero purchased 21.5 million shares at a weighted average price of $34.84 per share for $740 million. Combined with the new authorization, this results in $1.3 billion of remaining capacity under the share repurchase program.

Free Cash Flow

During the third quarter, Antero generated $797 million of Free Cash Flow. Free Cash Flow before Changes in Working Capital was $556 million.

	Three Months Ended September 30,
	2021	2022
Net cash provided by operating activities	$312,680	1,087,672
Less: Net cash used in investing activities	(202,577)	(243,529)
Less: Proceeds from asset sales	—	(952)
Less: Distributions to non-controlling interests in Martica	(18,755)	(46,217)
Free Cash Flow	$91,348	796,974
Changes in Working Capital	30,651	(241,136)
Free Cash Flow before Changes in Working Capital	$121,999	555,838

Borrowing Base Redetermination

The borrowing base under Antero Resources’ credit facility was reaffirmed at $3.5 billion in October of 2022. Lender commitments under the credit facility remained at $1.5 billion. As of September 30, 2022, Antero had $9 million drawn under its credit facility.

Guidance Update

Antero is revising its cash production expense guidance to a range of $2.55 to $2.65 per Mcfe reflecting higher fuel costs and ad valorem tax due to the increase in commodity prices.

Antero is also increasing its drilling and completion capital expenditure guidance reflecting completion activity being pulled into the fourth quarter and incremental inflationary pressure related in part to higher services, diesel and steel costs. Development optimization to retain preferred crews is expected to result in an additional pad being completed in late December that had originally been planned for the first quarter of 2023. Antero now expects 72 wells to be completed in 2022, compared to initial guidance of 60 to 65 wells. These additional well completions are expected to lead to higher sequential production in the first quarter of 2023.

Land capital guidance is increasing to a range of $125 to $150 million due to continued success in the organic leasing program that has allowed Antero to increase its premium drilling locations in its liquids-rich fairway. During the third quarter, Antero added approximately 5,500 net acres which hold approximately 25 incremental drilling locations at an average cost of under $1 million per location. During the first nine months of 2022, Antero’s organic leasing program has added approximately 60 drilling locations in the core of the Appalachia liquids area at an average cost of under $1 million per location, essentially offsetting Antero’s maintenance capital plan that assumes an average of 60 to 65 wells per year. In addition to the incremental locations added, Antero also acquired minerals in its Marcellus area of development to increase its net revenue interest in future drilling locations. The Company believes this organic leasing program is the most cost efficient approach to lengthening its core inventory position.

	Full Year 2022 – Prior		Full Year 2022 – Revised
Full Year 2022 Guidance	Low	High	Low	High
Cash Production Expense ($/Mcfe)	$2.40	$2.50	$2.55	$2.65
Drilling and Completion Capital ($MM)	$725	$750	$775	$800
Land Capital ($MM)	$100	$110	$125	$150

Fourth Quarter 2022 Guidance			Low	High
Cash Production Expense ($/Mcfe)			$2.55	$2.65
Production (Bcfe/d)			3.25	3.35

Note: Any 2022 projections not discussed in this release are unchanged from previously stated guidance.

Third Quarter 2022 Financial Results

Net daily natural gas equivalent production in the third quarter averaged 3.2 Bcfe/d, including 171 MBbl/d of liquids, as detailed in the table below. Due to the ongoing commissioning of the Shell Cracker and an NGL downstream pipeline outage at the beginning of October that required volumes to be shut in temporarily, Antero anticipates fourth quarter production volumes will be 3.25 to 3.35 Bcfe/d. Full year 2022 production guidance remains unchanged at a range of 3.2 to 3.3 Bcfe/d with expectations to now be at the low end of the range.

Antero’s average realized natural gas price before hedging was $8.69 per Mcf, representing a 102% increase compared to the prior year period. Antero realized a $0.49 per Mcf premium to the average NYMEX Henry Hub price. The realized natural gas price benefited from higher premiums to NYMEX at the price hubs where Antero sells its natural gas in the LNG fairway of the Gulf Coast. Antero sells approximately 75% of its natural gas into these premium priced NYMEX related hubs.

The following table details average net production and average realized prices for the three months ended September 30, 2022:

	Three Months Ended September 30, 2022
					Combined
					Natural
					Gas
	Natural Gas	Oil	C3+ NGLs	Ethane	Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,172	8,734	108,153	54,460	3,200

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$8.69	$83.41	$50.61	$23.40	$8.23
Average index price (1)	$8.20	$91.55			$8.20
Premium / (Discount) to average index price	$0.49	$(8.14)			$0.03
Settled commodity derivatives (2)	$(3.18)	$(0.65)	$(0.34)		$(2.17)
Average realized prices after settled derivatives	$5.51	$82.76	$50.27	$23.40	$6.06
Premium / (Discount) to average index price	$(2.69)	$(8.79)			$(2.14)

(1)	The average index prices for natural gas and oil represent the New York Mercantile Exchange average first-of-month price and the Energy Information Administration calendar month average West Texas Intermediate settled futures price, respectively.
(2)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and all oil and C3+ NGL derivative instruments during the three months ended September 30, 2022.

Antero’s average realized C3+ NGL price was $50.61 per barrel. Antero shipped 61% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.07 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 39% of C3+ NGL net production at a $0.09 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 108 MBbl/d of net C3+ NGL production was in line with Mont Belvieu pricing.

	Three Months Ended September 30, 2022
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	65,833	61%	$0.07
Remaining C3+ NGL volume	Hopedale, OH	42,320	39%	$(0.09)
Total C3+ NGLs/Blended Premium		108,153	100%	$0.00

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.84 per Mcfe in the third quarter, a 21% increase compared to $2.35 per Mcfe average during the third quarter of 2021. The increase was due primarily to higher natural gas and fuel costs that impacted gathering, processing and transportation costs and an increase in production taxes as a result of higher commodity prices during the quarter. Fourth quarter cash production expense is expected to decline sequentially to a range of $2.55 to $2.65 per Mcfe, driven by lower commodity prices and lower volumes being shipped on Mariner East 2.

Net marketing expense was $0.09 per Mcfe in the third quarter, a decrease from $0.11 per Mcfe during the third quarter of 2021 due to lower firm transportation commitments from the year ago period.

Third Quarter 2022 Operating Update

Antero placed 22 horizontal Marcellus wells to sales during the third quarter with an average lateral length of 13,600 feet. Ten of these wells have been on line for at least 60 days and the average 60-day rate per well was 27.4 MMcfe/d, including an Antero record of approximately 1,509 Bbl/d of liquids per well assuming 25% ethane recovery. The remaining 12 wells were completed in September and will contribute to the volume increase in the fourth quarter.

Third Quarter 2022 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended September 30, 2022, were $227 million. For a reconciliation of accrued capital expenditures to cash capital expenditures, see the table in the Non-GAAP Financial Measures section.

In addition to capital invested in drilling and completion costs, the Company invested $46 million in land during the third quarter.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the third quarter of 2022. The following table details Antero’s realized hedge loss for the three months ended September 30, 2022:

	Volume (MMBtu/d)	Price ($/MMBtu)	Realized Hedge Loss ($MM)
Fixed Price Swaps	1,106	$2.48	$582
Overriding Royalty Interest Transaction Swaps (1)	42	$2.39	$22
Volumetric Production Payment Transaction Swaps (2)	59	$2.55	$31
	1,207		$635

Note: Excludes basis swap positions.

(1)	Represents hedges related to the Overriding Royalty Interest transaction that was completed in the second quarter of 2020. The hedge losses are fully attributable to the noncontrolling interest in Martica and are netted out of the distributions attributable to the noncontrolling interest owner.
(2)	Represents hedges related to the Volumetric Production Payment transaction that was completed in the third quarter of 2020.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, October 27, 2022 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, November 3, 2022 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726232. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, November 3, 2022 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss). The following table reconciles net income (loss) to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2021	2022
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(549,318)	559,759
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(17,257)	34,748
Unrealized commodity derivative (gains) losses	834,334	(109,424)
Amortization of deferred revenue, VPP	(11,404)	(9,478)
Loss (gain) on sale of assets	(539)	214
Impairment of oil and gas properties	26,253	33,924
Equity-based compensation	5,298	10,402
Loss on early extinguishment of debt	16,567	30,307
Loss on convertible note inducement	—	169
Equity in earnings of unconsolidated affiliate	(21,450)	(14,972)
Contract termination	3,370	17,995
Tax effect of reconciling items (1)	(205,127)	9,486
	80,727	563,130
Martica adjustments (2)	(20,166)	(31,984)
Adjusted Net Income	$60,561	531,146

Diluted Weighted Average Shares Outstanding (3)	313,790	325,997

(1)	Deferred taxes were 24% and 23% for 2021 and 2022, respectively.
(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.
(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings (loss) per share. Anti-dilutive weighted average shares outstanding for the three months ended September 30, 2021 and 2022 were 28 million and 0.3 million, respectively.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2021	2022
Credit Facility	$—	9,000
5.000% senior notes due 2025	584,635	—
8.375% senior notes due 2026	325,000	103,892
7.625% senior notes due 2029	584,000	415,837
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	81,570	56,932
Unamortized discount, net	(27,772)	—
Unamortized debt issuance costs	(21,989)	(12,833)
Total long-term debt	$2,125,444	1,172,828
Less: Cash and cash equivalents	—	—
Net Debt	$2,125,444	1,172,828

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, less proceeds from asset sales and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate return of capital. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months and years ended September 30, 2021 and 2022. Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended September 30,
	2021	2022
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(549,318)	559,759
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(17,257)	34,748
Unrealized commodity derivative (gains) losses	834,334	(109,424)
Amortization of deferred revenue, VPP	(11,404)	(9,478)
Loss (gain) on sale of assets	(539)	214
Interest expense, net	45,414	28,326
Loss on early extinguishment of debt	16,567	30,307
Loss on convertible note inducement	—	169
Income tax expense (benefit)	(158,656)	135,823
Depletion, depreciation, amortization and accretion	183,638	170,237
Impairment of oil and gas properties	26,253	33,924
Exploration expense	235	1,263
Equity-based compensation expense	5,298	10,402
Equity in earnings of unconsolidated affiliate	(21,450)	(14,972)
Dividends from unconsolidated affiliate	31,285	31,285
Contract termination, transaction expense and other	3,996	18,080
	388,396	920,663
Martica related adjustments (1)	(30,197)	(42,563)
Adjusted EBITDAX	$358,199	878,100
Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$358,199	878,100
Martica related adjustments (1)	30,197	42,563
Interest expense, net	(45,414)	(28,326)
Exploration expense	(235)	(1,263)
Changes in current assets and liabilities	(28,316)	213,999
Transaction expense	(626)	—
Contract termination expense	(3,370)	(17,995)
Other items	2,245	594
Net cash provided by operating activities	$312,680	1,087,672

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
September 30,
2022
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$2,069,860
Net income and comprehensive income attributable to noncontrolling interests	120,005
Unrealized commodity derivative gains	(702,965)
Amortization of deferred revenue, VPP	(39,528)
Loss on sale of assets	2,666
Interest expense, net	144,000
Loss on early extinguishment of debt	55,730
Loss on convertible note inducement	169
Income tax expense	571,793
Depletion, depreciation, amortization, and accretion	693,984
Impairment of oil and gas properties	100,654
Exploration	3,497
Equity-based compensation expense	28,470
Equity in earnings of unconsolidated affiliate	(74,327)
Dividends from unconsolidated affiliate	125,138
Contract termination, transaction expense and other	20,450
3,119,596
Martica related adjustments (1)	(161,101)
Adjusted EBITDAX	$2,958,495

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended September 30,
	2021	2022
Drilling and completion costs (cash basis)	$173,943	195,587
Change in accrued capital costs	(6,313)	31,539
Adjusted drilling and completion costs (accrual basis)	$167,630	227,126

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, cybersecurity risks, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

For more information, contact Michael Kennedy, Chief Financial Officer of Antero Resources at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	September 30,
	2021	2022
Assets
Current assets:
Accounts receivable	$78,998	23,770
Accrued revenue	591,442	924,343
Derivative instruments	757	954
Other current assets	14,922	28,587
Total current assets	686,119	977,654
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,042,118	999,273
Proved properties	12,646,303	13,103,294
Gathering systems and facilities	5,802	5,802
Other property and equipment	116,522	129,853
	13,810,745	14,238,222
Less accumulated depletion, depreciation and amortization	(4,283,700)	(4,587,529)
Property and equipment, net	9,527,045	9,650,693
Operating leases right-of-use assets	3,419,912	3,541,576
Derivative instruments	14,369	7,327
Investment in unconsolidated affiliate	232,399	222,882
Other assets	16,684	13,246
Total assets	$13,896,528	14,413,378

Liabilities and Equity
Current liabilities:
Accounts payable	$24,819	103,640
Accounts payable, related parties	76,240	74,584
Accrued liabilities	457,244	497,547
Revenue distributions payable	444,873	682,327
Derivative instruments	559,851	612,237
Short-term lease liabilities	456,347	535,347
Deferred revenue, VPP	37,603	32,330
Other current liabilities	11,140	6,010
Total current liabilities	2,068,117	2,544,022
Long-term liabilities:
Long-term debt	2,125,444	1,172,828
Deferred income tax liability, net	318,126	619,342
Derivative instruments	181,806	445,481
Long-term lease liabilities	2,964,115	3,007,636
Deferred revenue, VPP	118,366	95,514
Other liabilities	54,462	58,293
Total liabilities	7,830,436	7,943,116
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 313,930 shares and 303,131 shares issued and outstanding as of December 31, 2021 and September 30, 2022, respectively	3,139	3,031
Additional paid-in capital	6,371,398	5,941,977
Retained earnings (accumulated deficit)	(617,377)	266,468
Total stockholders' equity	5,757,160	6,211,476
Noncontrolling interests	308,932	258,786
Total equity	6,066,092	6,470,262
Total liabilities and equity	$13,896,528	14,413,378

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2021	2022
Revenue and other:
Natural gas sales	$884,669	1,736,039
Natural gas liquids sales	598,327	620,816
Oil sales	56,734	67,025
Commodity derivative fair value losses	(1,250,466)	(530,523)
Marketing	232,685	159,985
Amortization of deferred revenue, VPP	11,404	9,478
Other income	530	1,804
Total revenue	533,883	2,064,624
Operating expenses:
Lease operating	25,363	27,453
Gathering, compression, processing and transportation	628,225	716,388
Production and ad valorem taxes	52,219	92,998
Marketing	266,751	185,377
Exploration and mine expenses	235	2,975
General and administrative (including equity-based compensation expense of $5,298 and $10,402 in 2021 and 2022, respectively)	32,442	42,903
Depletion, depreciation and amortization	182,810	169,607
Impairment of oil and gas properties	26,253	33,924
Accretion of asset retirement obligations	828	630
Contract termination	3,370	17,995
(Gain) loss on sale of assets	(539)	214
Total operating expenses	1,217,957	1,290,464
Operating income (loss)	(684,074)	774,160
Other income (expense):
Interest expense, net	(45,414)	(28,326)
Equity in earnings of unconsolidated affiliate	21,450	14,972
Loss on early extinguishment of debt	(16,567)	(30,307)
Loss on convertible note inducement	—	(169)
Transaction expense	(626)	—
Total other expense	(41,157)	(43,830)
Income (loss) before income taxes	(725,231)	730,330
Income tax benefit (expense)	158,656	(135,823)
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(566,575)	594,507
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(17,257)	34,748
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(549,318)	559,759

Income (loss) per share—basic	$(1.75)	1.83
Income (loss) per share—diluted	$(1.75)	1.72

Weighted average number of shares outstanding:
Basic	313,790	305,343
Diluted	313,790	325,997

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2022
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$(1,112,130)	1,231,844
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	567,113	515,268
Impairments	69,618	79,749
Commodity derivative fair value losses	2,260,062	1,807,565
Losses on settled commodity derivatives	(481,083)	(1,484,660)
Payments for derivative monetizations	(4,569)	—
Deferred income tax expense (benefit)	(337,568)	307,326
Equity-based compensation expense	15,189	23,222
Equity in earnings of unconsolidated affiliate	(57,621)	(54,863)
Dividends of earnings from unconsolidated affiliate	105,325	93,854
Amortization of deferred revenue	(33,833)	(28,125)
Amortization of debt issuance costs, debt discount and debt premium	10,122	3,458
Settlement of asset retirement obligations	—	(946)
(Gain) loss on sale of assets	(2,827)	2,071
Loss on early extinguishment of debt	82,836	45,375
Loss on convertible note inducement and equitizations	50,777	169
Changes in current assets and liabilities:
Accounts receivable	(11,336)	55,229
Accrued revenue	(227,207)	(332,900)
Other current assets	(5,695)	(13,664)
Accounts payable including related parties	39,108	59,222
Accrued liabilities	124,382	36,632
Revenue distributions payable	117,819	237,453
Other current liabilities	16,470	(7,222)
Net cash provided by operating activities	1,184,952	2,576,057
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(48,960)	(120,139)
Drilling and completion costs	(447,899)	(589,093)
Additions to other property and equipment	(14,082)	(12,188)
Proceeds from asset sales	3,192	1,147
Change in other assets	2,371	1,910
Change in other liabilities	(77)	—
Net cash used in investing activities	(505,455)	(718,363)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(675,412)
Issuance of senior notes	1,800,000	—
Repayment of senior notes	(1,424,354)	(1,011,313)
Borrowings (repayments) on bank credit facilities, net	(919,500)	9,000
Payment of debt issuance costs	(22,814)	(814)
Sale of noncontrolling interest	51,000	—
Distributions to noncontrolling interests in Martica Holdings LLC	(64,783)	(113,515)
Employee tax withholding for settlement of equity compensation awards	(12,706)	(65,029)
Convertible note inducement and equitizations	(85,648)	(169)
Other	(692)	(442)
Net cash used in financing activities	(679,497)	(1,857,694)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$130,947	148,668
Increase in accounts payable and accrued liabilities for additions to property and equipment	$33,547	23,633

The following table sets forth unaudited selected financial data for the three months ended September 30, 2021 and 2022:

	Three Months Ended September 30,		Amount of Increase	Percent
	2021	2022	(Decrease)	Change
Revenue:
Natural gas sales	$884,669	1,736,039	851,370	96%
Natural gas liquids sales	598,327	620,816	22,489	4%
Oil sales	56,734	67,025	10,291	18%
Commodity derivative fair value losses	(1,250,466)	(530,523)	719,943	(58)%
Marketing	232,685	159,985	(72,700)	(31)%
Amortization of deferred revenue, VPP	11,404	9,478	(1,926)	(17)%
Other income	530	1,804	1,274	240%
Total revenue	533,883	2,064,624	1,530,741	287%
Operating expenses:
Lease operating	25,363	27,453	2,090	8%
Gathering and compression	218,815	239,868	21,053	10%
Processing	207,093	241,347	34,254	17%
Transportation	202,317	235,173	32,856	16%
Production and ad valorem taxes	52,219	92,998	40,779	78%
Marketing	266,751	185,377	(81,374)	(31)%
Exploration and mine expenses	235	2,975	2,740	*
Impairment of oil and gas properties	26,253	33,924	7,671	29%
Depletion, depreciation and amortization	182,810	169,607	(13,203)	(7)%
Accretion of asset retirement obligations	828	630	(198)	(24)%
General and administrative (excluding equity-based compensation)	27,144	32,501	5,357	20%
Equity-based compensation	5,298	10,402	5,104	96%
Contract termination	3,370	17,995	14,625	*
Gain (loss) on sale of assets	(539)	214	753	*
Total operating expenses	1,217,957	1,290,464	72,507	6%
Operating income (loss)	(684,074)	774,160	1,458,234	*
Other earnings (expenses):
Interest expense, net	(45,414)	(28,326)	17,088	(38)%
Equity in earnings of unconsolidated affiliate	21,450	14,972	(6,478)	(30)%
Loss on early extinguishment of debt	(16,567)	(30,307)	(13,740)	83%
Loss on convertible note inducement	—	(169)	(169)	*
Transaction expenses	(626)	—	626	*
Total other expense	(41,157)	(43,830)	(2,673)	6%
Income (loss) before income taxes	(725,231)	730,330	1,455,561	*
Income tax benefit (expense)	158,656	(135,823)	(294,479)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(566,575)	594,507	1,161,082	*
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(17,257)	34,748	52,005	*
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(549,318)	559,759	1,109,077	*

Adjusted EBITDAX	$358,199	878,100	519,901	145%

* Not meaningful

The following table sets forth selected operating data for the three months ended September 30, 2021 and 2022:

	Three Months Ended September 30,		Amount of Increase	Percent
	2021	2022	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	205	200	(5)	(2)%
C2 Ethane (MBbl)	4,372	5,010	638	15%
C3+ NGLs (MBbl)	10,258	9,950	(308)	(3)%
Oil (MBbl)	932	804	(128)	(14)%
Combined (Bcfe)	299	294	(5)	(2)%
Daily combined production (MMcfe/d)	3,247	3,200	(47)	(1)%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$4.31	8.69	4.38	102%
C2 Ethane (per Bbl)	$13.25	23.40	10.15	77%
C3+ NGLs (per Bbl)	$52.68	50.61	(2.07)	(4)%
Oil (per Bbl)	$60.87	83.41	22.54	37%
Weighted Average Combined (per Mcfe)	$5.15	8.23	3.08	60%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$3.00	5.51	2.51	84%
C2 Ethane (per Bbl)	$13.25	23.40	10.15	77%
C3+ NGLs (per Bbl)	$38.67	50.27	11.60	30%
Oil (per Bbl)	$56.31	82.76	26.45	47%
Weighted Average Combined (per Mcfe)	$3.79	6.06	2.27	60%
Average costs (per Mcfe):
Lease operating	$0.08	0.09	0.01	13%
Gathering and compression	$0.73	0.81	0.08	11%
Processing	$0.69	0.82	0.13	19%
Transportation	$0.68	0.80	0.12	18%
Production and ad valorem taxes	$0.17	0.32	0.15	88%
Marketing (revenue) expense, net	$0.11	0.09	(0.02)	(18)%
Depletion, depreciation, amortization and accretion	$0.61	0.58	(0.03)	(5)%
General and administrative (excluding equity-based compensation)	$0.09	0.11	0.02	22%

(1)	Production volumes exclude volumes related to VPP transaction.
(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.
(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.